ROPES & GRAY LLP2099 PENNSYLVANIA AVENUE, NW WASHINGTON, DC 20006-6807WWW.ROPESGRAY.COM

April 28, 2021

Homestead Funds Trust

4301 Wilson Boulevard

Arlington, Virginia 22203

Re: Rural America Growth & Income Fund

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-1A (the “Registration Statement”) filed under the Securities Act of 1933, as amended, by Homestead Funds Trust (the “Trust”) for the registration of an indefinite number of its shares of beneficial interest (the “Shares”).  The Shares are proposed to be sold pursuant to a Distribution Agreement dated March 26, 2019 between the Trust and RE Investment Corporation.

We have acted as counsel for the Trust since its organization.  We are familiar with the action taken by its Trustees to authorize this issuance of the Shares.  We have examined its records of Trustee and shareholder action, its Bylaws, and its Agreement and Declaration of Trust, as amended, on file at the office of the Secretary of The Commonwealth of Massachusetts.  We have examined copies of the Registration Statement, in the form filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

We are of the opinion, with respect to the Rural America Growth & Income Fund (the “Fund”), that the Trust is authorized to issue an unlimited number of Shares of the Fund; and that when the Shares are issued and sold pursuant to the Distribution Agreement, they will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.”  Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust.  However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trustees or by any officer or officers.  The Agreement and Declaration of Trust provides for indemnification out of the property of a portfolio series for all loss and expense of any shareholder of the portfolio series held personally liable solely by reason of his being or having been a shareholder.  Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP